AGREEMENT OF SALE
                                -----------------

     This AGREEMENT OF SALE ("Agreement") is dated as of October 16, 2007, between WATERMARK TEXAS 1, a Maryland corporation, with an address of 100 N. Tryon Street, Suite 5500, Charlotte, North Carolina 28202 ("Seller"); and BAYSIDE FISH MARKET a Texas Corporation, with an address of 415-B E. Hamilton St., Houston, Texas 77076 ("Purchaser"). This Agreement shall become effective on the date of the full execution by Seller ("Effective Date").

                                   WITNESSETH:
                                   -----------

     That in consideration of the covenants and agreements of the respective parties as hereinafter set forth, Seller shall sell and Purchaser shall purchase a certain tract of land identified as the "Property" on Exhibit "A", attached hereto and made a part hereof located in or near the City of Houston, Harris County, Texas, containing 4.3836 acres, more or less, together with all improvements thereon, easements and rights appurtenant thereto and all of Seller's right, title, and interest in any public rights-of-way adjoining the property (with the land collectively called the "Property").

     The following terms, provisions, and conditions are further agreed to:

1. Purchase Price; Earnest Money. The purchase price for the Property shall be THREE HUNDRED THIRTY NINE THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($339,500.00) ("Purchase Price") payable as follows:

     (a) FIVE THOUSAND AND NO/l00 DOLLARS ($5,000.00) ("Earnest Money Deposit") paid by Purchaser to Escrow Agent contemporaneously with the execution of this Agreement by Purchaser, and deposited in a non-interest bearing escrow account with PARTNERS TITLE COMPANY, HOUSTON, TEXAS,
          Attn: Stephanie Flowers ("Title Company") and,

     (b) The balance of the Purchase Price shall be received by the Title Company by federal wire transfer at or before 10:00 A. M. Central Standard Time on the date of Closing

2. Survey. Seller has obtained a current survey of the Property prepared by a registered/licensed surveyor acceptable to the Title Company, certified to Purchaser, Seller and Title Company for the purpose of transfer of the title and issuance of title insurance as contemplated by this Agreement. The survey contains a metes and bounds description of the Property which is attached hereto as Exhibit B. Purchaser shall pay up to Three Thousand Four Hundred Dollars ($3,400.00) of the cost of such survey and Seller shall pay the balance. Any extraordinary survey work caused by Purchaser's intended use, financing or development requirements shall be at Purchaser's expense.

3. Title Insurance. Title Company has provided a standard form ALTA Owner's Title Commitment ("Commitment") covering the Property which has been delivered to Purchaser and Seller. Title Company shall cause the Commitment to be updated within five (5) days of the date


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


of receipt of this Agreement by the Title Company with copies to Purchaser and Seller. If exceptions appear in the Commitment, other than the standard pre-printed exceptions, which are not described in the Commitment dated __________________ and are objectionable to Purchaser, Purchaser shall, within three (3) days after Purchaser receives the Commitment (along with supporting documents), notify Seller and Title Company in writing of such fact ("Title Objection Notice"). Upon the expiration of said three (3) day period, Purchaser shall be deemed to have accepted all exceptions to title as shown on the Commitment (except for any matters to which objection notice under the preceding sentence has been given) and such exceptions not objected to by Purchaser as provided above shall be known as permitted exceptions for purposes of the final title insurance policy. Seller shall, within ten (10) days of receipt of the Title Objection Notice, have the option in its sole discretion of either: (i) terminating this Agreement in which event the Earnest Money Deposit shall be returned to Purchaser, or (ii) clearing the title of the objections so specified. If Seller elects to terminate this Agreement, Seller shall so notify Purchaser, whereupon Purchaser shall either: (i) nullify Seller's termination within five (5) days of its receipt of such notice by written notice to Seller and take title "AS IS" or (ii) accept Seller's termination within five (5) days of its receipt of such notice by written notice to Seller. Title Company shall issue a title insurance policy for the Property at Closing. The premium of the title insurance policy shall be paid by Seller. The expense of additional/extended coverage or endorsements or the deletion of standard pre-printed exceptions, if any, shall be the sole responsibility of Purchaser. If this Agreement terminates as a result of Purchaser's Default or by Purchaser's election as otherwise set forth herein, then Purchaser shall be responsible for any cancellation fees charged by the Title Company. This Section shall survive Closing.

4. Deed. Prior to Closing, Seller shall deliver to Escrow Agent a warranty deed ("Deed") conveying insurable title to the Property, which shall warrant title to the Property, and defend the same against the lawful claims of all persons claiming by, through and under Seller, but none other, subject to all matters of record. Said Deed shall be in substantially the same form as attached as Exhibit "D". Upon receipt of the entire Purchase Price, Escrow Agent shall record the Deed and other recordable documents as may be delivered in connection with the Closing.

5. Condition of Property. Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed that Purchaser is buying the Property "AS IS" AND "WHERE IS" AS OF THE TIME OF CLOSING, AND WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE, AND THAT SELLER IS MAKING NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE QUALITY, PHYSICAL CONDITIONS OR VALUE OF THE PROPERTY, THE PROPERTY'S HABITABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, THE PRESENCE OR ABSENCE OF CONDITIONS ON THE PROPERTY THAT COULD GIVE RISE TO A CLAIM FOR PERSONAL INJURY, PROPERTY OR NATURAL RESOURCE DAMAGES; THE PRESENCE OF HAZARDOUS OR TOXIC SUBSTANCES, MATERIALS OR WASTE, SUBSTANCES, CONTAMINANTS, OR POLLUTANTS ON, UNDER OR ABOUT THE PROPERTY; OR THE INCOME OR EXPENSES FROM OR OF THE PROPERTY. This Section shall survive the Closing or earlier termination of the Agreement.

6. Taxes and Assessments. Real property taxes for the then current tax year shall be prorated as of the date of Closing. Purchaser is responsible for real property taxes due on and after the date of Closing. If the Closing shall occur before the tax rate is fixed on the then-current tax year, the proration of real property taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. If real property taxes for the Property are not separately assessed and are a part of Seller's larger tract, the proration of taxes shall be a credit to Seller at Closing. All prorations shall be adjusted between the parties based on actual taxes for the year in which the Closing occurs at the time that such actual taxes are determined. Seller shall pay assessments and charges for improvements, either general or special (including roll-back taxes), which have been assessed and billed prior to the date of Closing. Purchaser shall pay all other assessments and charges. This Section shall survive the Closing.

7. Transfer Taxes, Revenue Stamps and Fees. The expense and cost of all state, county and local documentary or revenue stamps, transfer, sales and other "transfer taxes" (including sales taxes on brokerage commissions, if any), and closing fees, if applicable, relating to the sale of the Property shall be the sole cost and responsibility of Purchaser and paid on the date of Closing. Any impact, user, standby, connection, or other tax, obligation or fee related to the Property or its development shall be at the sole cost and responsibility of Purchaser.

8. Default. With respect to Default, Seller and Purchaser hereby agree to the following:

     (a) If Purchaser fails or refuses to comply fully with the terms of this Agreement for any reason, Seller may, at its option, either (i) rescind this Agreement and retain the Earnest Money Deposit as liquidated damages, or (ii) pursue any other legal or equitable remedy, including, without limitation, a suit for specific performance.

     (b) If Seller fails or refuses to comply fully with the terms of this Agreement for any reason, Purchaser may, at its option, either (i) rescind this Agreement whereupon the Deposit will be refunded to Purchaser, or (ii) pursue any other legal or equitable remedy, including, without limitation, a suit for specific performance.

9. Right of Entry. (a) At any time prior to the Closing, and at Purchaser's sole cost and responsibility, Purchaser or its authorized agents shall have the right to enter upon the Property for any lawful purpose, including, without limitation, conducting the Survey as contemplated by this Agreement and any other site analyses, test borings, and engineering studies. Purchaser agrees to defend, indemnify and hold harmless Seller from any damages or liability to persons or property that might arise therefrom, and Purchaser agrees to repair at its sole cost and responsibility, or pay to Seller the cost of, any damages caused to the Property by such entry.

10. Assignment. Purchaser shall not assign this Agreement or any right granted herein without the written consent of Seller, however Purchaser shall be expressly permitted to assign to an entity of which Purchaser holds a majority or controlling interest, provided Purchaser shall provide Seller with an exact copy of the document(s) concerning such assignment no later than fifteen (15) days prior to Closing. No assignment shall relieve or release Purchaser of any obligation under this Agreement. Moreover, Seller shall have the express right to assign or transfer its interest to a parent company, affiliate, subsidiary, or related company.

11. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid, or nationally recognized overnight courier, and shall be considered given upon receipt, addressed as follows (other information in italics and for Title Company below is for informational purposes only, and shall not be considered for notice purposes):


          If to Seller:
          -------------
          Watermark Texas 1
          100 North Tryon St.
          Suite 5500
          Charlotte, North Carolina, 28202
          Attn:  David Givner
          Tel:  704-343-9334
          Fax:  704-343-0532
          E-Mail:  david@hesta.com

          If to Purchaser:
          ----------------
          Bayside Fish Market
          415-B E. Hamilton Street
          Houston, Texas 77076
          Attn:  Hai H. Nguyen
          Tel:  281-224-6068
          E-Mail:  hai8605@yahoo.com

          If to Title Company:
          --------------------
          Partners Title Company
          712 Main Street, Suite 2000E
          Houston, Texas 77002-3218
          Attn:  Mark Gentry
          Tel:  713-229-8484
          Fax:  713-238-9160
          E-Mail:  mgentry@landam.com

     Either party may at any time change its address for notification purposes by written notice to the other party setting forth the new address, and such new address shall be effective three (3) days after such notice is given.


12.  (DELETED)

13. Closing. The Closing shall take place at the office of the Title Company by mail and/or facsimile no later than November 30, 2007, the Effective Date ("Closing").

14. Possession. Seller will turn over exclusive possession of the Property to Purchaser at the Closing.

15. Brokerage Commission. Purchaser agrees to pay a brokerage commission equal to six percent (6%) of the Purchase Price to Means Knaus Partners, LP, at Closing. Purchaser agrees to defend, indemnify and hold Seller harmless from and against any claim for any commissions, fees or other form of compensation by any third party claiming such compensation in connection with this sale, such indemnity to include, without limitation, any and all claims, causes of action, damages, cost and expenses (including reasonable attorney's fees and court costs), associated therewith.

16.  (DELETED)

17. Condemnation. If, prior to the Closing, all or any part of the Property shall be condemned by governmental or other lawful authority, Purchaser shall have the option of either (i) completing the purchase, in which event all condemnation proceeds or claims thereof shall be assigned to Purchaser, or (ii) canceling this Agreement, in which event the Deposit shall be returned to Purchaser and this Agreement shall be terminated with neither party having any rights against the other, and Seller shall be entitled to any and all condemnation proceeds.

18. Time of the Essence. Time is expressly declared to be the essence of this Agreement.

19. Final Dates; Days. If the final date of any deadline falls upon a Saturday, Sunday, or holiday recognized by the U.S. Postal Service, then in such event the time of such deadline shall be extended to the next day which is not a Saturday, Sunday, or holiday recognized by the U.S. Postal Service. Wherever in this Agreement the word "days" is used, it shall be considered "calendar days" and not "business days".

20. Entire Agreement. This Agreement contains the entire agreement between Purchaser and Seller, and there are no other terms, conditions, promises, undertakings, statements or representations, express or implied, concerning the sale contemplated by this Agreement.

21. Headings. The headings to the Sections hereof have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

22. Counterparts. This Agreement, and any modifications, may be executed in one or more counterparts, including by facsimile, all parties need not be signatories to the same documents, and all counterpart signed documents shall be deemed to be an original and one (1) instrument.

23. Modifications. The terms of this Agreement may not be amended, waived, or terminated orally, but only by an instrument in writing signed by both Purchaser and Seller.

24. Attorney's Fees. Seller and Purchaser agree that if either party brings an action against the other party to enforce the terms hereof or to declare rights hereunder each party shall pay their own attorney's fees and costs incurred therein.

25. Successors. This Agreement shall inure to the benefit of and bind the parties hereto and their respective successors/heirs and assigns.

26. Governing Law. This Agreement shall be governed by and interpreted under the laws of the state of Texas.

27. Representation of Confidentiality. Purchaser agrees that it, and all of its employees and agents, shall keep confidential the terms of this Agreement. Purchaser specifically recognizes that it is important to Seller that any future negotiations it may have with other Purchasers not be impacted by the terms of this arms length agreement, and therefore Purchaser shall not disclose any of the economies nor any other terms of this Agreement

28. Compliance. Purchaser hereby warrants and represents to Seller that in exercising its rights under this Agreement, Purchaser shall comply fully with any federal, state or local laws, regulations, ordinances, permits or other authorizations.

      [Remainder of page left intentionally blank - Signature page follows]


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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the month, day and year first above written.

                                               WATERMARK TEXAS 1, a

                                               Maryland corporation
                                               ["Seller"]

                                    BY:   /s/ David Givner
                                          --------------------------------------

                                    ITS:  President
                                          --------------------------------------

                                    DATE: October 16, 2007
                                          --------------------------------------


                                               BAYSIDE FISH MARKET, a

                                               -------------------------
                                               ["Purchaser"]

                                    BY:   /s/ Glen Huang
                                          --------------------------------------

                                    ITS:  Controller
                                          --------------------------------------

                                    DATE: 10/12/07
                                          --------------------------------------

                      ASSIGNMENT OF THE AGREEMENT OF SALE


STATE OF TEXAS           ss.
                         ss.       KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF HARRIS         ss.


     This Assignment of the Agreement of Sale is entered on this 12th day of November, 2007, by and between BAYSIDE FISH MARKET, INC., a Texas corporation with an address of 415-B E. Hamilton St., Houston, Texas 77076 (hereinafter referred to as "Assignor") and LAV PROPERTIES, LLC., a Texas limited liability company, with an address of 9707 Chipstead Cir., Spring TX 77379, (hereinafter referred to as "Assignee").

                                   WITNESSETH

     THAT WHEREAS, on October 16, 2007, Bayside Fish Market, Inc. ("Purchaser") entered into an Agreement of Sale to buy from Watermark Texas 1, a Maryland corporation, ("Seller"), with an address of 100 N. Tryon St., Suite 5500, Charlotte, North Carolina 28202, a certain tract of 4.3836 acres of land lying and being situated in Harris County, Texas, being more particularly described on Exhibit "A" attached hereto and made a part hereof for all purposes, together with the buildings, structures and all other improvements located thereon, easements and rights appurtenant thereto and all of Seller's right, title and interest in any public rights-of-way adjoining the property (hereinafter referred collectively to as the "Property") at the purchase price of Three Hundred Thirty Nine Thousand Five Hundred Dollars ($339,500.00) with the closing date on November 30, 2007.

     WHEREAS, it is the desire of Assignor to assign, transfer and convey to Assignee all of the Assignor's interest in and to the above mentioned Agreement of Sale (hereinafter referred to as the "Agreement").


     NOW, THEREFORE, in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby ASSIGN, TRANSFER, SET OVER and DELIVER to Assignee, its successors and assigns, all of the Assignor's interest in and to said Agreement of Sale between Assignor and Watermark Texas 1.

The undersigned Assignee, as of the execution date of this Assignment and evidenced by the consent of Seller, hereby assume the performance of all of the terms, covenants, conditions, duties and obligations of Assignor as Purchaser under said Agreement of Sale hereby assigned, and agrees to be bound by the terms and conditions of said Agreement, and will perform all of the terms, covenants and conditions of the said Agreement, in all respects and with the same effect as though Assignee had executed the Agreement of Sale as the Purchaser.


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

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument in multiple counterparts, each of which shall have the force and effect of an original, on this 12th day of November, 2007

                                   ASSIGNOR:

                                   BAYSIDE FISH MARKET, INC.,
                                   a Texas corporation


                                   By: /s/ Glen Huang
                                      ------------------------------------------
                                   Name: Glen Huang
                                        ----------------------------------------
                                   Title: Controller
                                         ----------------------------



                                   ASSIGNEE:

                                   LAV PROPERTIES, LLC.,
                                   a Texas limited liability company


                                   By: /s/ Diane Lam
                                      ------------------------------------------
                                   Name: Diane Lam
                                        ----------------------------------------
                                   Title: President
                                         -----------------------------



SELLER'S CONSENT:

WATERMARK TEXAS 1


By: /s/ David Givner
   ----------------------------------------------
Name: David Givner
     --------------------------------------------
Title: President
      -------------------------------------------
Date: 11/14/07
     --------------------------------------------







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